Exhibit 5.1

September 12, 2025

Holley Inc.
2445 Nashville Road, Suite B1
Bowling Green, Kentucky 42101

Re:	Shares of Common Stock of Holley Inc.

Ladies and Gentlemen:

We have acted as counsel to Holley Inc., a Delaware corporation (the “Company”), in connection with the offering by Holley Parent Holdings, LLC (the “Selling Stockholder”) of up to 16,100,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to a registration statement on Form S-3 (Registration No. 333-258075) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated September 6, 2022 (the “Base Prospectus”) and the prospectus supplement dated September 10, 2025 (the “Prospectus Supplement”). The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are being sold by the Selling Stockholder pursuant to the terms of the Underwriting Agreement, dated September 10, 2025, by and among the Company, the Selling Stockholder and J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters named therein.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Underwriting Agreement, (iv) the Certificate of Incorporation of the Company, (v) the Amended and Restated Bylaws of the Company and (vi) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents in accordance with their respective terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about September 12, 2025, which will be incorporated by reference in the Registration Statement, and to the reference to us in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP